EXHIBIT 99.1

Universal American Financial Corp.	UHCO	Q4 2005 Earnings Call	Feb. 13, 2006
Company	Ticker	Event Type	Date

MANAGEMENT DISCUSSION SECTION

Operator: Good day everyone, and welcome to the Universal American fourth quarter and full-year conference call.  At this time I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode. I will now turn the conference over to Universal American Chairman and Chief Executive Officer, Mr. Richard Barasch.  Sir, please go ahead.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you. Good afternoon everyone, welcome to our 2005 fourth quarter and year-end conference call. I am here with Bob Waegelein, our CFO; and Lisa Spivack, our General Counsel. Before I begin I would like to ask Lisa to read our safe harbor language.

Lisa M. Spivack, Senior Vice President, General Counsel, and Secretary

I would like to remind our listeners that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws, including, but not limited to, statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business, the estimation of loss ratios, the adequacy of reserves, our ability to institute future rate increases, expectations regarding the introduction of our Part D program, including our estimates of costs and revenues and future operating results. Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved. We refer you to our press release and Exchange Act filings for factors that could impact the Company. For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995, and assumes no obligation to update or supplement such statements.  Richard?

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks Lisa.  2005 was a year of tremendous opportunity and challenge for our company.  While the growth in the size of our business has validated our strategic decisions over the past few years, we also hit a rough spot in a business segment that had been the backbone of our prior periods of growth.

Two years ago, after the passage of the Medicare Modernization Act of 2003, we concluded that we could not rely on the Medicare Supplement business as our core business going forward.  So, starting in 2004, we embarked on an aggressive expansion into Medicare Advantage, most importantly with the acquisition and then rapid growth of the Heritage Medicare Advantage business in Southeastern Texas.  Then in 2005, we made the important strategic and financial decision to become a major participant in the new Prescription Drug program.  When we look at 2006, around half of our projected revenues will come from businesses that we were not even in less than two years ago.  At the same time we entered these new businesses, we felt and continued to feel that the Medicare Supplement business would play an important continuing role in fulfilling our strategic mission of having a full line of products to address the health concerns of the rapidly growing senior population.

Several very positive developments of the past year give us a great deal of confidence that we have selected the correct strategic path for Universal American.  Most important, we accelerated our growth in the Medicare Advantage business, which is our fastest growing, most profitable, and by mid-year should be our largest, business.  In addition, we have successfully launched our Part D business, and we expect it to be a major contributor to our growth and profitability in 2006.  In the aggregate, we expect that our revenues will grow by more than 50% in 2006.

At the same time, however, we had unexpected difficulty in our Medicare Supplement business. To be frank, the market and profit dynamics of this part of our business changed faster than we anticipated, and consequently we’ve had to recalibrate our views as to the past and ongoing profitability of this line of business.

In the course of our prepared remarks, we will describe the impact of this recalibration and then we will discuss the positive developments that are occurring in our other lines of business. Finally, I am going to discuss our outlook for 2006.

Now, I am going to turn it over to Bob Waegelein, who will give you a brief overview of the results of the quarter and the year.

Robert A. Waegelein, Executive Vice President and Chief Financial Officer

Thank you Richard, and good afternoon everyone.  For the year 2005, we reported net income of $53.9 million, or $0.91 per diluted share, including $5.4 million, or $0.09 per diluted share, of after-tax realized gains.  In addition, during 2005, we incurred expenses of approximately $12.8 million, or $0.14 per diluted share, to implement our Part D and Medicare Advantage expansion initiatives.  This compares to $63.9 million, or $1.13 per diluted share, reported for 2004, which included $6.9 million, or $0.12 per diluted share, of after-tax realized gains.

For the fourth quarter of 2005, we have reported pre-tax income of $5.6 million and after-tax net income of $3.9 million, or $0.06 per share on a diluted basis. This came in around $0.10 under our fourth quarter guidance, largely as a result of reserve adjustments in our Medicare Supplement business.  Our fourth quarter results also included pre-tax development expenses relating to both Part D and the expansion of our Medicare Advantage program of approximately $10.6 million, or $0.11 per diluted share, in line with our guidance.

We have continued to see consistent increases in our revenues driven by the expansion of our Medicare Advantage business, new sales, rate increases on business in force, and the reduction in the amount of premium that we cede to reinsurers.  Excluding realized gains, revenues increased 17% to $240.1 million in the fourth quarter.  Total revenues for 2005 increased 27% to $932 million.

Excluding the unrealized gains in our bond portfolio, our shareholders’ equity at December 31, 2005, was $492 million, or $8.27 per share on a fully diluted basis. Our debt to total capitalization, excluding the effects of FAS 115 and fully counting our trust preferreds as debt, is now down to 25.8%.  At December 31, 2005, our total assets were $2.2 billion, including $1.4 billion of invested assets, and total reserves for policyholder liabilities were $1.4 billion.

We think we remain well-positioned on both sides of our balance sheet.  On the asset side, we continue to accumulate a significant amount of cash and floating-rate, shorter duration paper, which gives us a good match with the floating rate portion of our debt.  In addition, as and when long-term rates do ultimately rise, we’ll have plenty of liquidity to invest.

I’ll now turn it back to Richard to talk about our business.

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks Bob.  As you know, in the third quarter, we reported higher-than-anticipated loss ratio and lapsation of policies in our Med Supp business, and these trends continued in the fourth quarter.  As we had previously disclosed, we did not experience the reduction in lapsation that we had hoped for, following improvements in November and early December. However, the numbers got worse in mid-December and have stayed at a high level through January.  We believe that there are a number of factors contributing to the lapsation, including competitive pressure from other Med Supp companies and from Medicare Advantage products, as well as the departure of certain of our sales managers.  We anticipate that we will experience similar levels of lapsation in the first half of 2006, but we do expect this trend to slow, especially when the lock-in occurs in mid-year for Medicare Advantage products.

As for the loss ratios, even though we saw slight improvement in the paid loss ratio at the end of the fourth quarter, it became apparent when we conducted our rigorous year-end review of the trends in this line of business that we needed to increase our claims reserves, on a one-time basis, by $9.9 million.  Two factors caused this action.  First, claims reserves were increased by approximately $4.3 million, reflecting a further increase in the Company’s loss ratio.  It is important to note that approximately $2.3 million of this reserve deficiency was attributable to 2004 reserves, which flowed through the results reported in 2005.  Second, we realized that over a four-year period, we had overstated the level of reserves ceded to reinsurers, requiring a one-time increase to our reserves of $5.6 million.  Again, approximately $3.0 million of this increase relates to the years 2002 through 2004.

While not minimizing this development, I would like to put the numbers into perspective:  our estimated pro forma Medicare Supplement loss ratio for the full year was 73.4%, approximately a point and a half than where we thought we were prior to this change.

Taking into account this revised look at our Med Supp business, we have widened the range of our estimate of loss ratios for 2006 to a range of 71.5% to 73.5% for the full year 2006.

It would be a legitimate question to ask how this happened and what we are doing to prevent a recurrence of what was a material weakness in our procedures.  In retrospect, the method by which the Company estimated its reserves did not adequately pick up the trend toward higher loss ratios, especially since the total book of business declined through the year faster than we had anticipated.  Among the factors that affected this calculation were increased lapses, changing mix of business and the effect of rate increases on a smaller and changing block of business.  The second issue came about based on the way that the Company calculated the reserves it sees to reinsurers. As we decreased the amount of business that we cede to reinsurers, our formulas did not adequately reduce this amount of reserves ceded. This caused relatively small discrepancies in each period, but it accumulated to a larger number over the past 16 quarters.

Once the issues rose as we were conducting our year-end review, we immediately engaged independent actuaries to review our work and procedures, and they have helped us to verify that we made the appropriate adjustments.  Additionally, we have engaged these actuaries to review this line of business on an ongoing basis and to help us establish procedures to continue to improve our analytics and rate increase strategy.

Even at these levels of loss ratio and lapsation, our Med-Supp business is still profitable, but, having said that, we are actively working to reestablish our momentum.  First, we are obtaining appropriate rate action in an effort to reverse the trend in the loss ratios. Next, while we did lose some distribution to competitors, we have hired several experienced marketing executives to replace our lost distribution, and we have already seen a noticeable pickup in recruitment of new agents and managers.  Finally, as noted, we have brought in the expertise that we need to minimize the possibility that we will experience further unexpected variations in our numbers.

We continue to believe that with appropriate remedial measures, the Med-Supp business will be a valuable financial and strategic contributor to our Company, albeit at a lower level.

Now I’d like to report on the balance of our business.

Our Medicare Advantage segment performed exceptionally well in 2005, and we anticipate that this will be the largest and fastest growing part of our business in 2006.  During 2005, membership increased by 48% to just over 30,000 and annualized revenues increased by nearly 60% to over $273 million.

The core of our success in Medicare Advantage has come from our highly successful operations in Houston and other counties in Southeastern Texas.  Our model relies on the close cooperation between the health plan and physicians, and we continue to prove the validity of this model.  In the past year, we have expanded our service area, added important new relationships with provider groups, and have solidified a dominant position in this still under-penetrated Medicare Advantage market.

In 2005, our enrollment increased by more than 33% to nearly 25,000 and there is still plenty of potential to grow in this market.  Our expansion into three Florida counties has started more slowly than we had hoped, but we continue to be optimistic that our plan will be viable in this very competitive marketplace.

Most of the success that we have achieved so far in the private fee-for-service business has come from the New York and Pennsylvania markets, where we launched in late 2004.  As of the beginning of this year, we have expanded to a total of 15 states, and we are already seeing a significant up tick in sales.

The profitability of our Medicare Advantage business continued to grow as well.  For the year 2005, the Company earned pre-tax income of $27.8 million on revenues of just over $240 million. In the fourth quarter we generated pre-tax income of $6.2 million on revenues of $66.9 million. Revenues increased by 59%, while pre-tax income rose by 43%, compared to the last quarter of last year, and this includes the impact of $2.1 million of planned expenses relating to expansion efforts and additional marketing initiatives.

For 2006, we are encouraged by the enthusiastic response to our expanded marketing efforts in Southeastern Texas, as well as the additional 13 private fee-for-service states.  Sales for 2006 have been excellent, with approximately 7,800 new applications received in the first two months.

Now, I would like to spend a few minutes discussing the implementation of our Part D initiatives. We continue to be very encouraged by the strategic and financial opportunities of this program for Universal American.  In general, we are quite happy with the results to date for several reasons.  First, our bids for the dual-eligibles came in pretty close to, but under the benchmark in 26 regions. This makes us feel pretty good about our ability to make a reasonable profit on this business.  Second, since we now know that we have received a significant amount of premium from the dual-eligible beneficiaries, we are confident that the costs that we incurred to prepare for Part D will be recovered out of these revenues, at a minimum. Finally, we are encouraged by the response to our marketing campaign, as we have enrolled more than 100,000 members in addition to our dual-eligibles and our sales have remained active since the beginning of the year.

When I last spoke about our enrollment in Part D, I said that we had approximately 440,000 enrollees as of the middle of January.  Subsequently, CMS and we, like the other PDP plans, have been engaged in the process of reconciling our enrollment files, and we are working with CMS to get an accurate count.  When this process is completed, we think that we will still be above the 400,000 mark, including the 100,000 non-dual eligibles.  Based on a continuation of the current level of retail sales and an expectation of a considerable number of auto-enrolled Low Income Subsidy members in May, we remain comfortable with our estimate of enrolling more than 500,000 members in 2006.

In order to maximize this opportunity, we have created a robust program to reach out to the dual-eligible and low-income subsidy populations to help ease their way from their current state programs.  We believe that the money and effort that we expend to do this will result in better customer satisfaction and therefore higher retention.

Despite the early challenges of the Part D program, we believe that we are in pretty good shape administratively. We are working through the enrollment issues with CMS, and PharmaCare is doing a very good job getting our members their prescriptions on a timely and economic basis.

Finally, we are delighted with the strategic relationship that we entered into with Arkansas Blue Cross and Blue Shield.  A primary focus of their marketing efforts has been to market the Part D product to their more than 110,000 Medicare Supplement policyholders.

In the aggregate, the lines of business that comprise the Specialty Health Insurance and the Life and Annuity segments continued to perform well. We received an early tangible benefit from our new partnership with PharmaCare, as we began in the third quarter to jointly provide an insured drug benefit for the employees of the State of Connecticut. We are reinsuring the risk to PharmaCare’s reinsurance subsidiary, and will receive an underwriting fee that will benefit us by around $0.01 to $0.015 per share per quarter.  This helps to offset the quarterly volatility that we sometimes experience in our legacy businesses.

Now I’d like to spend a few minutes talking about our expectations for the coming year.  Although Medicare Supplement will remain challenging for us, we have factored into our guidance a much lower level of expectations from this line of business.  Based on the reserve changes in the fourth quarter, we have increased the range of expected loss ratio results for 2006 to 71.5% to 73.5%.  To accommodate this wider range, we slightly reduced the low end of our guidance to $1.28.  However, we are optimistic about the other lines of our business, notably Medicare Advantage and Part D, and we believe that we may have some upside in our original projections of these lines of business.  Thus, we maintained the high end of our guidance at $1.38.  We are reiterating our revenue guidance of between $1.4 billion and $1.5 billion.

It is important to note that our guidance does not include approximately $0.03 to $0.04 that we will expense for stock options during 2006.  It’s also important to note that our results for the first quarter will be lower and should build through the year to our full-year guidance.  The key factors affecting the first quarter are the seasonality of our Medicare Supplement business, the uncertain trend of quarterly numbers for Part D, especially since we will continue to spend on marketing and enrollment clean-up in the first quarter, and our continued spending on building Medicare Advantage enrollment prior to the lock-in period.  Once we get past these issues, a more predictable earnings trend should emerge in subsequent quarters and get us to our full-year guidance.

We continue to be optimistic about the opportunities for Universal American, and we remain comfortable with our ability to execute our strategy to build a diversified and profitable growth company targeting the large senior care market.  The market is evolving rapidly and one of the strengths of Universal American is our ability to recognize and react to the changing environment.

Thank you for your time this afternoon.  Bob and I will now be happy to answer any questions that you might have.

QUESTION AND ANSWER SECTION

Operator: At this time, if you would like to ask a question, press star then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number two. Your question will be taken in the order that it is received. Please standby for your first question. Your first question comes from the line of Scott Fidel with JP Morgan.

<Q – Scott Fidel>: Hi, thanks. Good evening.  First questions just have to do around some of the expected seasonality in Part D and the margin impact, maybe just given all the variables, if you can help quantify what you expect the first quarter earnings to be?  And then also, I know you have given guidance for an expected 4% pre-tax margin on Part D, and just if you can update us on your expectations for margins on Part D?

<A – Richard Barasch>: Okay.  Unfortunately, I can’t give you an incredibly precise answer about the first quarter, because this is the first year of the program and the emergence of the results is happening kind of on a real time basis.  The second issue is that we are in the process of settling on how we are going to account for this program in the first quarter.  We note that some of our compatriots in this business have made some announcements about how they are going to do this.  But quite frankly, we haven’t settled quite yet on our methods.  At a minimum though, Scott, however we work through this on a reported basis, side by side with that, we are going to give our constituents, our investors, very detailed information on how this looks on a pro forma basis as if we were booking to pricing.

<Q – Scott Fidel>: Okay, and relative to the margin expectation, is 4% still your guidance on that?

<A – Robert Waegelein>: The reason why we set 4%, Scott, is that’s what we’ve priced to.  We don’t have enough information even in the first six weeks into the program to change our view about that yet. Given where our bids are relative to where the benchmark is and relative to what some of our competitors have said about their margin, very frankly, we feel pretty comfortable that this is something that we should meet, and we have hopes that we will beat it.

<Q – Scott Fidel>: Okay.  And then just a second line of questions, just around the Med Supp business.  First, if you can talk maybe in your guidance - what type of pre-tax earnings you have embedded into 2006 for the Med Supp business?  And also, just with the deferred acquisition cost which it looks like came in in the fourth quarter, how should we think about modeling the DAC for next year given that there has been some volatility around that?

<A – Robert Waegelein>: Scott, when you think about 2005, it clearly was a challenging year in Med Supp.  And when you think about lapses and the trends that we observed in 2005, it picked up at the end of the year.  We embedded in our model that the levels of lapsation that we saw in the last half of ‘05 would continue through the first half of ‘06.  It would improve in the second half of ‘06 as the lock-in comes in play, and maybe just pick-up a little bit towards the end of the fourth quarter.  So, on a comparable basis, the change in DAC that you sort of saw trending in the second half of the year, you could annualize that a little bit and then improve it towards the end of the year.  So, that’s sort of a view of our guide on the lapse impact.  When you are looking at the loss ratio, again Richard indicated that the range has widened a little bit to 71.5% to 73.5%.  This year on an adjusted basis our loss ratio was 73.4%.  We continue to be optimistic that we are filing for the appropriate rate increases.  We think that next year the loss ratio will mitigate and could start turning positively downward towards the second half of the year.

<Q – Scott Fidel>: Okay.  And I know obviously some moving pieces in the fourth quarter. What would you estimate was your underlying cost trend in the Med Supp business in the fourth quarter? And also your updated views on the rate increases for Med Supp for ‘06?

<A – Robert Waegelein>: You know when we look back at trends, I still think we were probably around the 10 to 12% trend for the full year.  I think I’d be cautious to talk only about the fourth quarter, as we did post adjustments in that quarter.  But when we look back over the full course of the year, 10% to 12%, when we look out towards next year, our range is about 8.5% to 10% cost trends going forward.  And what we have embedded in our rate increases is something slightly higher than that to be conservative.

<Q – Scott Fidel>: Okay and then just one last question.  Bob, if you can maybe just break out for the Part D expenses by which business unit they were allocated to in the fourth quarter?

<A – Robert Waegelein>: Absolutely.  In the fourth quarter, the Senior Health segment had just about $4 million of pre-tax expenses; the Administrative Services had $4.5 million.

<Q – Scott Fidel>: Okay. Thank you.

Operator: Your next question comes from the line of Matthew Borsch with Goldman Sachs.

<Q – Matthew Borsch>: Hi, good evening.  My first question is on the ongoing actuarial review that you alluded to.  Can you help us to just get a little bit more comfort on the loss ratio and Med Supp going forward?  In particular the upper end of that range?  And how safe can we think about that upper end being now that you have gone through this review?  In other words, what are the odds that through this ongoing review process as we hit some more bumps in the road on the Med Supp business and it ends up being a deteriorating loss ratio in 2006?

<A – Richard Barasch>: Again, this is not going to be an incredibly conclusive answer.  But we can’t give you full assurance on this.  A loss ratio is an amalgamation of the losses that are occurring in a book of business.  Having said that, we have had this looked at now by three sets of eyes - our own, our auditors, and an independent set of consulting actuaries.  We looked at each one of the assumptions – and let me put our auditors off to the side because they are not helping us with the rate increases on the forward side - for our staff plus our consulting staff, we look at each of the elements, we gave them a set of raw data.  We did not prejudice them by giving them any views as to our bias on this, and they independently came out with the ranges that we thought.  So, we feel pretty comfortable that we have done the work sufficient to give ourselves the best shot at getting to these loss ratios.

<Q – Matthew Borsch>: Okay.  On a different but related question - on the competitive trends in the Med Supp business - how has that picture evolved as we have moved through the last three months or so in terms of what you are seeing from other competitors?  And has the rate action – I realize you guys have been moving your rates up, I know there were some competitors who were actually cutting their rate increases, going into perhaps some of the competitive challenge from Part D and the private-fee-for-service plans.  Can you just give us an update on how that’s evolved over the last few months?

<A – Richard Barasch>: I think you have sort of led me into the summary and that’s exactly where we are feeling the competition.  First, it is within the industry - there are, in fact, some of our competitors, as you correctly pointed out, who have actually lowered their rates as a way, and the only way to look at it in our view is that they are just trying to pick up share.  We are just kind of holding our own against that sort of competition.  In fact, we have gone on the offensive - we have hired a pretty extensive new marketing staff in our Lake Mary/Orlando office.  And we are starting to see a trend back toward us where we are starting to see, for the first time, some improvements in new business.  So we are by far, even within a competitive marketplace within Med Supp, not giving up.  I think the aspect of the business, what probably took us more by surprise, was the extent in speed to which the private-fee-for-service programs have taken off by some of our competitors, and we are seeing that as a pretty significant competitive threat.  There is a kind of a two-part answer to that.  Because, I think, we were shrewd enough to see it to some degree as a threat, and have significantly stepped up our own efforts in that marketplace as well.  And I think you will see that we’re getting even more aggressive in this marketplace come 2007. So, I think that we are in a market that was a fairly sleepy market until about six months ago, and as someone might think our organization shrewdly pointed out, is all the advertising, all the publicity about all the new programs has taken a very slow moving group and turned them into a group of shoppers.

<Q – Matthew Borsch>: Right, got it. And as you look ahead at your Med Supp business, and what’s going to be obviously an ongoing challenge to some degree from Medicare private fee-for-service, has that altered your thinking at all about your willingness to cannibalize your own book, and maybe more aggressively convert into Medicare private fee-for-service?  And just related to that, can you update us on your thinking on the DAC accounting – can you – is there a potential to just take a significant non-cash charge and to go to the accounting methodology that firms like United Health and WellPoint use with their Med Supp book?

<A – Richard Barasch >: That’s sort of a two or three part question.  Let me come back, and start with your last part of the question.  We have no intention to change our accounting at this point.  We’ve looked at the accounting; we think it is appropriate.  The dynamics of the way United does its business are quite a bit different than the way we do our business. They have no agent force, among other differences. So, I think it’s a little bit of an apples and oranges comparison. Moving backwards in your question, if we determine that the appropriate strategic path for us is to de-emphasize Med Supp and emphasis private fee-for-service, the consequences of DAC write downs would not deter us from doing that if we felt that was the appropriate strategic move for us.  Moving to the essence of your question, which is are we going to do that, I think it’s something that clearly we have to consider, but in the current environment it would be probably premature.  I think the market is just now starting to understand that the increases in ‘07 may not quite be as robust as we’ve seen them in the past, and I think given that environment, to “give up” on the Med Supp business at this point I think it is very premature - that’s one part of it.  The second part of it is that the – and we are seeing this now accelerating even more dramatically than I think any of us thought even a year or two ago - is the disenrollment of retirees from their current plans.  The people who are coming out of these plans, they are essentially coming out of group Medicare Supplement plans.  And, our belief is that there will be opportunity to with both – by the way, with both Med Supp and private fee-for-service - to go into that group and sell products that have, I would say, more free choice than a traditional HMO-type product.  So we think that having a Medicare Supplement product in our portfolio still makes strategic sense.  But, it’s a great question, and it’s something that we think about and reconsider on a pretty constant basis.

<Q – Matthew Borsch>: Okay. Thank you.

Operator: Your next question comes from the line of Mark Finkelstein with Cochran, Caronia Securities.

<Q – Mark Finkelstein>: Hi, just want to follow-up on that last question firstly.  In looking at the 1,400 adds in the private fee-for-service in the fourth quarter, do you know how many of those are converted MediGap?

<A – Richard Barasch>: It’s probably a very minimal number.

<Q – Mark Finkelstein>: Very minimal number?

<A – Richard Barasch >: Yes. I would say – just anecdotally, our northeast region, which is responsible for most of the Medicare Advantage / private fee-for-service sales in 2005, also had a good year in marketing and had among the best persistency of any of our blocks of business.  So, there’s not a necessity, and I hate to use the word, but I will follow-up on Mathew’s word of cannibalizing our current block.

<Q – Mark Finkelstein>: Okay. And then just going through the change in the guidance on the Med Supp loss ratio, by going from, if my math is correct, by going from 72 to 73.5 – a point and a half higher on the loss ratio - it implies kind of EPS of about $0.06 to $0.07.  You lowered the lower end of the guidance range by about $0.02, which implies some make-ups in other parts of the business. Can you maybe just talk about that?

<A – Richard Barasch >: Yes, no I implied that in my remarks.  I think we do feel optimistic about the other parts of our business.  We started with a pretty sizeable range of results - $1.30 to $1.38.  We dropped it down $0.02.  We did not think it was appropriate; we did not need a dollar-for-dollar reduction, largely because of the optimism we feel in some of our other businesses.

<Q – Mark Finkelstein>: Okay.  And then just also back to cost trend, you talked about ‘05 cost trends, I think it was in the first question, in the 10 to 12 range and then moderating a little bit to the 8.5 to 10% range.  I guess just given what we saw in the third quarter, with, kind of, higher doc visits, increased skilled nursing care - those kinds of issues.  What is it that gives you comfort that the frequency in Med Supp is going to moderate a little bit for 2006?

<A – Richard Barasch>: It’s really not so much - there is nothing we can do about that, Mark. That’s a denominator that we have almost no control over because Medicare Supplement is an unmanaged business.  Also, our issue is to make sure that we get the appropriate rate increases to maintain and get ahead of that trend.

<A – Robert Waegelein>: Mark, we did consult with this new actuary that we’ve engaged about cost trends and the like.  And again, medical cost inflation trends are one thing, frequency is another. And I think we are pricing right the assumption for cost trends.

<Q – Mark Finkelstein>: Okay, but you are comfortable that the overall cost trend increase of 8.5 to 10% fully incorporates all of the loss side of it?

<A – Robert Waegelein>: Correct.

<Q – Mark Finkelstein>: And then just finally on the – just looking at the Med Supp policy losses in the last couple quarters, about 10,000 policies a quarter, the assumption is that that all kind of persists through the first half of the year and then tapers off with the lock-in period.  Does your data suggest that a high percentage of these lapses are going into Medicare Advantage plans?

<A – Richard Barasch>: We are doing as much of a survey because we are pretty active in conservation.  We are, in fact, seeing some of our policy holders shifting to private fee-for-service, some shifting to HMO plans, some shifting to competitors when they re-list. It’s coming from all three.

<Q – Mark Finkelstein>: Okay. All right.  Thank you.

Operator: Your next question comes from the line of Joe France with Banc of America Securities.

<Q – Joe France>: Thanks a lot.  Bob, what is the $6.2 million of Part D expense that was capitalized in 2005?

<A – Robert Waegelein>:  Right, some of that was software and development and fixed assets.  I’d say about 3 – a little over $3.5 million of it was that.  The balance is inventory items of kits that we’ve acquired on a bulk basis that have not yet been delivered, and others are some enrollment welcome kits that are in the process of getting delivered to the enrolled members that will be actively used while they are participating in our program.  All of the marketing expenses and kits that went out to notify the people of our programs was expensed as a sales and marketing expense.

<Q – Joe France>: Great.  Richard, you alluded to - general numbers - to the enrollment of both Part D, duals, standalone, and Medicare Advantage.  Could you just tell us what it was at year-end?

<A – Robert Waegelein>: The membership in SelectCare of Texas, our HMO products in Texas, was 24,800. Our private fee-for-service membership was close to 5,100, and, obviously, there were no Part D active enrollees.  But Richard was talking about scrubbing the data.  So, we think it’s at least 400,000, and we’ll know better once the reconciliation is complete.

<Q – Joe France>: And that mostly dual eligibles, that includes the —?

<A – Richard Barasch>: There have been, in fact, just over 100,000 people who have voluntarily signed up with us. The delta in these numbers is the exact number of dual-eligibles that are coming to us and that will stick with us.

<Q – Joe France>: Great. If I could just ask one last question. You alluded to some difficulty in Florida, could you – at least it was starting out slower - what is the issue there?

<A – Richard Barasch>: We filed in Dade and Broward, and we’ve got some very active competitors there, and it’s been slower than we had expected. We also filed in Broward County, which is little bit further north up on the coast, and we are actually experiencing some reasonable success in that market - in Brevard, excuse me.

<Q – Joe France>: Thank you very much.

Operator: Your next question comes from the line of Josh Raskin with Lehman Brothers.

<Q – Josh Raskin>: Hi, thanks. Good evening. My first question on the Med Supp business and, I sort of hate to beat a dead horse here, but if you go back and look at your claims experience, I mean, have you been able to just sort of simply take like a cash paid claims experience number and figure out what your cash loss ratio is, and I only ask because we’ve now gone through this sort of three times in the last 12 months, and I understand that you’ve looked at it and the base changed etc., but just is there any way to just give sort of like what are the cash earnings in the Med Supp business and how does that compare to ‘04?

<A – Robert Waegelein>: Cash, obviously, paid loss ratios on a cash basis are up and we did see them moving up a couple to 300 basis points year-over-year.  As this business is very seasonal, we’ve talked about seasonality and the paid claims of Medicare Supp. It really came, really more to the mark in the fourth quarter; the paid loss ratio came down seasonally as expected. But we did see some paid losses getting incurred from prior periods, which led us to really delve into our reserve adequacy review.

<A – Richard Barasch>: It’s exactly, Josh, because of the way the cash flowed, I think, that caused us to re-evaluate the entirety of the reserving. This, in fact, and we talk about this both in the press release and in the remarks, that $2.5 million flowed through our 2005 numbers from 2004, that’s the cash number.

<A – Robert Waegelein>:  If you look at paid loss ratios in ‘04, they were about 70.6% and in ‘05 they were 73.7%.  So, that was the kind of deterioration we were expecting to see, and we sort of spoke to through the quarters.  And again it was just that the – when we started looking at where these paids were getting incurred - it came to light about some of the reserve inadequacy.

<Q – Josh Raskin>: Okay. So, it sounds like the ‘06 increase in the Med Supp ratio is really a higher starting point, not an expectation of deterioration in that ratio?

<A – Richard Barasch>: I mean, I think that’s a very fair comment.

<Q – Josh Raskin>: Second question, just on the MA side, and I know it is probably nit-picky, but you guys suggested 11,000 HMO and 6,500 private fee-for-service last quarter, and now are saying just 17,000 sort of flat, and I know it is only 500 lives —?

<A – Robert Waegelein>:  I think that’s rounding, Josh.

<Q – Josh Raskin>: It is, okay. So that’s just rounding.

<A – Richard Barasch>: No, we’re not backing off of that number.

<Q – Josh Raskin>: Okay.

<A – Richard Barasch>: The only thing I would say is that there is a chance that the mix might be a little bit different.  The fact that Florida is not quite where we wanted it to be might impact the HMO number.  But we are finding the private fee-for-service to be very strong, and we are very encouraged.  In the January starts and February starts we had around 7,800 apps.  Now, again, that doesn’t include disenrollments which are, as you know, slower to come through the system, but these numbers are, by far, higher than what we saw in 2005.

<Q – Josh Raskin>: Okay. On the private fee-for-service, the 13 states that you are adding, how should we think about those mapping with your Med Supp sales?  Are these mapping up well with your largest Med Supp —?

<A – Richard Barasch>: Again, New York and Pennsylvania, yes. Some of the other states – Wisconsin, yes, North and South Carolina, Virginia to some degree, yes.  To a lesser degree Oregon, Utah, and Arizona are less penetrated by us in Med Supp. So it’s a little bit of a mix and match.

<Q – Josh Raskin>: Okay.

<A – Richard Barasch >: I think that in order to really have the sort of strategy that you are talking about in ‘07, I think you will, you can legitimately expect us to have private fee-for-service in states like Florida, Texas, Arkansas and several of the other states that we have a robust Med Supp presence as well.

<Q – Josh Raskin>: Okay.

<A – Richard Barasch >: Having said what I said before about the Med Supp business, we also have to make sure we keep our options open.

<Q – Josh Raskin>: Right, of course.  Just a last question on the tax rate - the fourth quarter came in a little bit lower; I will attribute that to the lower earnings. What sort of tax rate would you be looking for in ‘06 roughly?

<A – Robert Waegelein >: I think 36.5% is the rate that you should think about in ‘06.  We did release some valuation allowance, Josh, that related to realized gain that might be lowering your view of our loss of our tax rate in the fourth quarter.

<Q – Josh Raskin>: Okay. All right.

Operator: Your next question comes from the line of Steven Schwartz with Raymond James & Associates.

<Q – Steven Schwartz>: Hey good evening guys. I got a bunch of little ones, so just bear with me. First off, the consulting actuaries – which firm?

<A – Robert Waegelein >: We did not get permission to speak the name, but I will say it is a big four.

<Q – Steven Schwartz>: Big four. Okay. Just so I’m clear here - of the $9.9 million of reserves – your actual reserves that were taken in the quarter that affected earnings, roughly $2 million, I am figuring, is what I would determine was recurring and that will continue to recur going forward.  I guess, what I am trying to get at, is Med Supp is generally a short-term line of business and therefore we shouldn’t see more coming out of 2004, would that be correct?

<A – Richard Barasch>: There should be nothing more coming from 2004.

<A – Robert Waegelein>: 2004 should be a closeout year, and we think we were deficient in that period by $2.3 million.

<Q – Steven Schwartz>: Okay. Now, I will apologize again, I am not in the office, I am traveling.  And it was kind of alluded to, I am not quite sure, was there a DAC write-off in the quarter?

<A – Robert Waegelein>: No. The DAC levels of – change in DAC - were consistent with the third quarter due to the persisting lapse rate. There was no agent defection that generated an unusual lapse effect like the third quarter, but the number of lapses in the fourth quarter was similar to that in the third, so the trend maintained.

<Q – Steven Schwartz>: Despite the fact that no agents were lost?

<A – Robert Waegelein>: Correct.

<A – Richard Barasch>: No, no, slow down. We are still seeing some agent defections, Steve. Again, our analysis is based on the surveying we have done of policyholders who have left is that what happened in the third quarter apparently was largely caused by this group of agents. The persistence of this issue in the fourth quarter and beyond, we think has more to do with the changing dynamics of the marketplace.

<Q – Steven Schwartz>: Okay. Fair enough. Richard, in today’s presentation that you gave at the NYSSA, a part of the presentation, it was just a number, but on admin, you were looking for a significant increase in admin revenues, if I am remember correctly, it was $75 million to $85 million compared to where you were for 2005.  Could you touch on where you expect that increase to come from?

<A – Richard Barasch>: A large part of that comes from the fact that the admin company is going to be administering the business on behalf of both Universal American and Arkansas Blue Cross and Blue Shield. That accounts for the bulk of the increase. We have also both, frankly, picked up some nice new business in some of our administrative services as well.

<Q – Steven Schwartz>: Okay. So, you brought in Arkansas Blue Shield, so does that mean that CHCS is going to be administering some Part D business or is it a different business for Arkansas?

<A – Richard Barasch>: Part D business.

<Q – Steven Schwartz>: Okay, so the way to model CHCS going forward would include some revenues from Part D?

<A – Richard Barasch>: Yes.

<Q – Steven Schwartz>: Both yours and Arkansas?

<A – Richard Barasch>: Yes.

<Q – Steven Schwartz>: Would the margin for CHCS on those revenues be the same as they had been historically for your other businesses?

<A – Richard Barasch>: No. This is going to be tighter, Steve.

<Q – Steven Schwartz>: Okay, this is going to be tighter.

<A – Richard Barasch>: Yes.  And to the extent that it’s coming from Universal American clients, there is no stated margin on that business. The benefit will be in the way of scale.

<Q – Steven Schwartz>: Right. And then, could you just touch upon, last question I promise, ‘07 reimbursement rates for Medicare Advantage, there has been some talk that they might actually be down?

<A – Richard Barasch>: Right.

<Q – Steven Schwartz>: Yes?  No?  Maybe?

<A – Richard Barasch>: Well, I think the answer is, we haven’t seen the formulas just yet.  But there is a view that what is coming out of the Budget Neutrality Act, or the budget neutrality factors in the recent budget compromise, is that the base is going to drop.  But, that other factors may well pick up the difference.  One being the last year of the phase of the risk adjustors and, two, would be the improvement of risk scores within a population.  So, there is no way of saying rates are going up or rates are going down on a global basis.  Each block of business is going to be looked at in and of itself.

<Q – Steven Schwartz>: Okay. Great. Thanks.

Operator: Your next question comes from Jukka Lipponen with KBW.

<Q – Jukka Lipponen>: Good evening. Richard, how would you respond to the suggestion that one – somebody might make that maybe management in ‘05 was so focused on the PDP and the expansion of the Medicare Advantage businesses that maybe some of the other parts were not focused on as much as they perhaps should have?

<A – Richard Barasch>: I think it’s something that we have looked at internally as well.  I think there is no doubt, Jukka, that an enormous amount of energy was focused on Part D - moving it forward.  And, very frankly, I think that where it hurt us was more on the marketing side than on some of the other issues that have emerged.  I think it is, again, without being incredibly defensive on this point, some of the issues are old issues that did not emerge in this last six months, that didn’t occur in the last six months that we were so focused on Part D.  I think it is a valid point.  Our organization worked very, very hard to get into the Part D business.  I think one of the things that we all felt very acutely during this process was that we are not a huge company with unlimited resources. But, in retrospect, might we have done certain things different to shore up some of our marketing efforts, some of the Med Supp, management and field force efforts?  I think there you might, when we think about this, you might have a valid point.

<Q – Jukka Lipponen>: And then the PDP business, the commercial customers that you are getting, can you give us some color?  Are those coming from your agents being in the CVS stores or where is that business coming from? And I don’t know if you have disclosed the – you had at some point talked about, I think, two other drug store chains that —

<A – Richard Barasch>: We’ve been in Target - now it’s public information because we are there. We’ve been in Target and Albertsons.  Target with material; Albertsons with agents.  I think that when we are doing – actually we are in the process of doing some analytics on this now - if you think about how this is going to look going forward.  The experience of our agents in the stores ranged from extraordinarily good to, in some cases, not very satisfying.  And I think that we had enough success with this model to lead us to want to keep doing it, but, frankly, modify the way we’ve done it. I think there’s more training that needs to happen in the stores. I think we have to be more precise about the agents that we select to go into the stores. But, on balance, I would say that the fact that our material has been in these stores for this period of time has generated a significant amount of sales. We are pretty clear that that “worked.” The other thing that we are pretty clear is working is our reaching out to our own policyholders. We are getting a reasonable pickup by them, and we are finding, in pockets, that many of our agents have embraced the product and are selling it. So, I think the answer is all of the above have worked to some degree. And when the dust settles and we can take a deep breath, we are going to do some better analytics on this.

<Q – Jukka Lipponen>: And last quarter, if I recall, I think you said that now that the PDP launch is sort of behind you that you probably would be looking at the M&A a little more actively again. Can you update us on that?

<A – Richard Barasch>: I would say that is a fair comment. What I said before withstands - it’s something we have done, we have done well in the past and there is no reason for us to stop at this point.

<Q – Jukka Lipponen>: And the Managed Care side would be the primary —?

<A – Richard Barasch>: Medicare Managed Care would be terrific.  Something on the admin side would be terrific. We wouldn’t rule out anything that fits in any way into our senior strategy.

<Q – Jukka Lipponen>: Okay. And then, just a couple sort of more specific little things.  It looks like you put some cash to work in your investment portfolio in the quarter. Can you give us your view on the environment now and are you likely to put more money to work? And also the corporate expenses, was there something unusual going on in there?

<A – Robert Waegelein>: In the corporate expenses, there was a scheduled release of a liability for some retirement benefits of about $1.5 million.  So that would affect the trend line on that line.  And as to the investment portfolio, again, we are sitting on some cash, and the insurance companies’ cash is building up a little bit.  We went with a little longer duration to capture some yield. The strategy here is still kind of hold and wait - maintain good liquidity to take advantage of perceived higher interest rates down the path.

<A – Richard Barasch>: And again too, we have been talking about higher interest rates now for three years. The best news about this is that there is absolutely no penalty for being short at this point.

<A – Robert Waegelein>: We are in that shorting rate paper that as the short-end goes up, we are benefiting from that as well.

<Q – Jukka Lipponen>: Okay. Great thanks a lot.

Operator: Your next question comes from the line of Carl McDonald with CIBC.

<Q – Carl McDonald>: Great thank you. I just had a couple of numbers questions for you.  Can you give us Med Supp policies at the end of the third quarter, what does that look like for year-end, and then the early read-on January and, February?

<A – Robert Waegelein>: Right. At the end of the third quarter we had about 299,000 policies, we had 289,000 at the end of the fourth quarter, and the view is we had a very good sales month in December for January, and January for February, so we’re optimistic that it should hold the line in the early part of the first quarter.

<Q – Carl McDonald>: Okay. And then any sense how many applications from low-income PDP members have been received by the social security administration? Have you any sense of what the total size of that is going to be?

<A – Richard Barasch>: We don’t have a good read on that. We have heard, and we’ve read from some of the folks who have asked questions on this phone call, some pretty varying estimates of what that low-income subsidy number is going to be.  I think that given where we are and given what we projected, obviously we are not projecting an enormous number coming through on that side.  Nevertheless, we are hopeful that they will sign up more than they have to this point, and the number will be more robust.  I think a lot of what’s going to tell that tale is also when we have the states and the federal government cooperate on the balance of this program.  It is really – this information really exists at the state level, and the states could be very helpful in making this transition.

<Q – Carl McDonald>: Right. Back on the Med Supp business, could you remind us what the renewals look like throughout the year?

<A – Richard Barasch >: From?

<Q – Carl McDonald>: In terms of how many in January versus April versus third quarter, fourth quarter?

<A – Richard Barasch >: I am not sure what you are asking.

<Q – Carl McDonald>: Just the pattern of renewals for the Med Supp business throughout the year?

<A – Richard Barasch>: I mean again, on a normalized basis or what we’ve actually seen?

<Q – Carl McDonald>: In terms of – on a normalized basis.

<A – Richard Barasch>: You mean what’s our typical? – I want to make sure I answer the question properly.  So, I want to make – let’s get this one offline, so we can answer this question for you.

<Q – Carl McDonald>: Okay. And then last question for you is the – it looks like the physician rate cut is actually going to not occur.  So, just wanted to understand what impact that has on your cost structure?

<A – Richard Barasch>: We never factored that into our rate increases to begin with. And in fact, we modeled a slight increase when, in fact, it is going to be flat as far as we understand it.

<A – Robert Waegelein>: As we develop our reserves in the first quarter we realize that paids will be down a little bit and that there will be a retrospective payment, and we’ll be calculating that number in the first quarter knowing that we’ll have to pay some more.

<Q – Carl McDonald>: Got it. Great, thank you.

Operator: We have a follow up question from the line of Steven Schwartz with Raymond James and Associates.

<Q – Steven Schwartz>: Hi, guys. Did I just hear correctly that there was a non-recurring release of some type of liability reserve in corporate that was not mentioned in the press release?

<A – Robert Waegelein>: It might not have been mentioned in the press release, but we have guided towards this that at the end of every year.  There is a scheduled release of a liability for retiree benefits, and this year it was a million and a half, last year it was a couple of hundred thousand, next year it will be around 600,000.

<Q – Steven Schwartz>: Okay. And then just looking at the $2 million recurring pickup in reserves, it occurs to me that that was, in a sense, a full year pick up?

<A – Robert Waegelein >: That’s right. I think when we kind of take a look at it, this reserve inadequacy was developing through the year.

<Q – Steven Schwartz>: Right.

<A – Robert Waegelein >: So, it doesn’t all relate to this quarter.

<Q – Steven Schwartz>: Right. Just off the top of your head, Bob – I realize this is probably a ridiculous question - but is it fair to say 500, 500, 500, 500,000?

<A – Robert Waegelein >: No, I don’t think it is fair to say anything at this point, because we are really speaking to annual loss ratios at this time.

<Q – Steven Schwartz>: Okay. Fair enough.

Operator: Ladies and gentlemen once again, if you would like to ask a question, please do so by pressing star one on your telephone keypad. At this time, there are no further questions. I will now turn the conference back to management for further comments.

Richard A. Barasch, Chairman, President, and Chief Executive Officer

Okay thanks.  Thanks for your time and attention today.  To sum it up, I’d like to reiterate that we are aggressively addressing the issues that have affected our Med Supp business, and we’ve recalibrated our expectations about the contribution of this business going forward to the profitability of our Company.  Our higher growth businesses - Medicare Advantage and Part D - are performing well and should lead us to increased growth and profitability both in the near and long term.  I thank everyone for their attention today.  I look forward to hearing from you, and Bob and I will be available to speak and answer any questions that you might have.  Thanks very much.

Operator: Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.